Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. DECLARES DIVIDENDS TO SERIES II AND III CLASS B PREFERRED STOCK SHAREHOLDERS

LITTLE ELM, Texas, September 30, 2022 — Retractable Technologies, Inc. (“Retractable”) (NYSE American: RVP) announced today that its Board of Directors has declared dividends to holders of its Series II Class B and Series III Class B Convertible Preferred Stock in the amounts of $39,050.00 and $19,061.25, respectively. Dividends have accrued at $1.00 per share per annum. The dividends cover the period beginning July 1, 2022 through September 30, 2022. The dividends will be paid on October 21, 2022 to shareholders of record as of the close of business on October 11, 2022.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of supply chain and transportation delays on all facets of logistics and operations as well as costs; Retractable’s ability to scale up production volumes in response to an increase in demand; potential tariffs; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer